EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE RELEASE
---------------------

For:    MAF Bancorp, Inc.                Contacts:   Jerry A. Weberling, Chief
        55th Street & Holmes Avenue                    Financial Officer
        Clarendon Hills, IL 60514                    Michael J. Janssen, Senior
                                                         Vice President
        www.mafbancorp.com                           (630) 325-7300

       MAF BANCORP REPORTS THIRD QUARTER RESULTS OF $.59 PER DILUTED SHARE

Clarendon Hills, Illinois, October 18, 2001 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the third quarter ended September 30, 2001 totaled $.59 per diluted share, compared to operating earnings of $.60 per diluted share reported for the quarter ended September 30, 2000. The current quarter includes a $539,000 impairment writedown of servicing rights, equal to $.01 per diluted share. Last year's third quarter results also included an $.11 per share after-tax gain on the sale of mortgage servicing rights, resulting in reported earnings of $.71 for the quarter ended September 30, 2000.

Net income for the current period totaled $13.6 million compared to $16.5 million in the year earlier period. Return on average equity and return on average assets were 13.60% and 1.05%, respectively, in the current quarter compared to 18.08% and 1.32% in last year's comparable period (including the effect of the servicing rights gain). Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.63 in the current quarter.

Net interest income improved slightly from a year ago, totaling $32.3 million for the current quarter compared to $31.8 million in last year's third quarter. Over the past three months, the net interest margin expanded to 2.61% compared to 2.56% for the quarter ended June 30, 2001. In last year's third quarter, the net interest margin was 2.67%. The improvement in the net interest margin was primarily driven by the faster pace at which the Company's funding costs have declined, compared to the drop in the overall yield on the Company's earning assets. The decline in mortgage interest rates has led to substantial loan refinancing activity during the past three months, and a drop in the average yield on the loan portfolio of 12 basis points. However, Federal Reserve Board actions to lower short-term interest rates and stimulate the economy have led to an even greater drop in deposit interest rates, and a corresponding lowering of the Company's average cost of deposits by 35 basis points since June 30, 2001. Based on current interest rate levels, the Company currently expects its net interest margin to improve modestly in the fourth quarter and into 2002.

With the heavy loan refinancing activity and related loan sales, interest-earning asset growth continued to be challenging. Average interest-earning assets in the current quarter grew to $4.96 billion, compared to $4.78 billion reported for last year's third quarter, but declined slightly from the $4.99 billion reported for the quarter ended June 30, 2001. The growth in interest-earning assets over the prior year period was primarily attributable to increases in investment securities.

Management currently anticipates that with the steeper yield curve environment, and its corresponding impact on the Company's net interest margin and loan origination activity, along with an expected strong fourth quarter in the Company's real estate development division, earnings for 2001 should be in the range of $2.47-$2.52 per diluted share. This earnings per share range is based in part on estimated pre-tax income from the Company's real estate development operation of $4.5-$5.5 million for the fourth quarter of 2001.

Loan origination volume totaled $610.9 million in the current quarter, up more than 58% from the $386.1 million reported for the third quarter of last year and down from the $693.4 million reported for the quarter ended June 30, 2001. Fixed-rate loans remain the preferred choice of customers, a trend that led to substantial loan sale gains in the quarter as the Company generally sells longer-term fixed-rate loans. Given management's current outlook for mortgage interest rates, the Company expects fixed-rate loan origination activity to continue to be strong into 2002, leading to continued loan sale volume and modest balance sheet growth.

Exclusive of last year's $4.3 million gain on sale of servicing rights, non-interest income increased 14.0% to $10.1 million in the current quarter, compared to $8.8 million reported in the third quarter of last year. Increases in gains on sales of loans and higher deposit account service fees offset lower income from real estate development operations and lower loan servicing fee income caused by an impairment writedown and increased amortization expense resulting from higher than projected prepayments of loans serviced for others.

The Company's real estate development operations contributed $799,000 to non-interest income in the current quarter, compared to $2.6 million of income reported for the quarter ended September 30, 2000. A total of 9 residential lots were sold in the current period compared to 72 lots in last year's third quarter. The current quarter's results also included a $271,000 gain on the bulk sale of a land parcel that the Company decided not to develop. At September 30, 2001, the Company had 151 lots under contract in its highly successful Tallgrass of Naperville development. Assuming no delays in anticipated closings, management expects approximately half of these lots to close in the fourth quarter.

Deposit account service fees totaled $4.2 million for the current quarter, up 23.0% from the $3.4 million reported for the quarter ended September 30, 2000. The continued strong growth in deposit account fee income is driven by both fee increases and expansion of the Bank's checking account base. Checking accounts totaled 126,500 at September 30, 2001, increasing at an annualized rate of 12.8% during the first nine months of the current year.

Gains on sales of mortgage loans totaled $2.7 million in the current quarter compared to $272,000 a year ago, as loan sale volume expanded to $236.6 million compared to $98.6 million for the third quarter of last year and margins expanded considerably. The quarterly loan sale profits from the Company's mortgage banking operations were the strongest in the Company's 12-year public company history.

Increased prepayment rates in the Bank's loans serviced for others portfolio, due to higher loan refinancings, contracted loan servicing fee income to $118,000 compared to $365,000 in last year's third quarter. The expected higher prepayment rates also led to a $539,000 impairment writedown of the Company's servicing rights portfolio. At September 30, 2001, capitalized servicing rights were $9.3 million.

Non-interest expense totaled $20.7 million in the current quarter, compared to $18.4 million reported for the quarter ended September 30, 2000 and $20.2 million for the quarter ended June 30, 2001. Compensation and benefits expense totaled $12.2 million in the current quarter, compared to $10.4 million a year ago. This change was primarily due to normal salary increases, higher medical costs, increased staffing costs related to the higher loan origination and sales volume, and the new business banking division. Advertising expenses increased $221,000 due to increased spending relating to the Company's branding campaign.

The ratio of total non-interest expense to average assets was 1.60% for the current quarter, compared to 1.47% in last year's third quarter and 1.55% in the second quarter of 2001. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 49.2%. This measure continues to be considerably better than peer group averages. Income tax expense totaled $8.0 million in the current quarter, equal to an effective income tax rate of 37.0%, compared to $9.6 million and an effective tax rate of 36.7% for the quarter ended September 30, 2000.

Despite the weakening economy, the Company's asset quality remained excellent during the quarter. Non-performing assets at September 30, 2001 were $19.1 million, or .37% of total assets, compared to $17.8 million or .34% of total assets at June 30, 2001. A year ago, non-performing assets totaled $17.3 million, or .34% of total assets. The Company did not record a provision for loan losses in the current quarter, and recorded $11,000 of net charge-offs during the quarter. The Bank's allowance for loan losses was $18.2 million at September 30, 2001, equal to 103% of total non-performing loans, 95% of total non-performing assets and .44% of total loans receivable. At September 30, 2001, 93% of the Company's loan portfolio consisted of loans secured by one-to-four family residential properties.

For the nine months ended September 30, 2001, net income totaled $41.6 million compared to $43.3 million for the comparable period last year. Earnings per diluted share increased to $1.79 in the current period compared to operating earnings per diluted share of $1.72 last year. The gain on the servicing rights sale last year increased reported earnings per diluted share to $1.83 for the nine months ended September 30, 2000. Return on average equity was 14.06% for the current nine-month period and return on average assets was 1.07%.

Net interest income totaled $96.6 million for the first nine months of 2001, compared to the $94.4 million reported for the first nine months of 2000. The net interest margin declined to 2.61% in the current nine-month period compared to 2.71% a year ago, while average interest-earning assets expanded by 6.4% to $4.95 billion from $4.65 billion last year.

Exclusive of last year's gain on servicing rights sale, non-interest income increased by $6.0 million, or 24.7%, for the first nine months of 2001 compared to 2000. This increase was due primarily to higher gains on sales of loans and increased deposit account service fees, which were partially offset by lower income from real estate development operations and loan servicing fees. Non-interest expenses increased by $6.8 million, or 12.6%, due primarily to increased compensation costs. This increase was due to normal salary increases, higher medical costs, increased costs associated with the much higher loan origination and sales volume and the new business banking division. Increased marketing costs relating to an expansion of the Company's branding campaign also led to a rise in overall non-interest expense costs. This initiative, along with heavier print advertising for deposit products, has been instrumental in increasing total deposits and new retail checking account openings.

Total assets were unchanged at September 30, 2001, totaling $5.23 billion, the same level reported at June 30, 2001. The balance of loans receivable at September 30, 2001 stood at $4.21 billion, the same amount as reported at June 30, 2001. Deposit balances grew by $79.9 million in the quarter, totaling $3.21 billion at September 30, 2001 compared to $3.13 billion at June 30, 2001. This marked the fourth consecutive quarter of strong deposit growth.

Borrowed funds declined by $90.0 million to $1.51 billion at September 30, 2001, compared to $1.60 billion at June 30, 2001. Total stockholders' equity was $408.2 million at September 30, 2001, resulting in a stated book value per share of $18.16 and a tangible book value per share of $15.24. The Company repurchased 38,000 shares of its common stock during the current quarter at an average price of $26.16 per share. The Bank's tangible, core and risk-based capital percentages of 6.56%, 6.56% and 11.94%, respectively, at September 30, 2001 exceeded all minimum regulatory requirements.

The Company also announced today that it is nearing completion on the construction of its 28th branch office, located at 495 N. Weber Road, Romeoville, IL. The office, which will extend the Bank's market to the south from its four Naperville, IL locations, is scheduled to open in the fourth quarter.

                                Outlook for 2002
                                ----------------

In reiterating its outlook for next year, as previously provided in the Form 10-Q for the quarter ended June 30, 2001, the Company indicated it currently expects earnings per share for 2002 in the range of $2.85-$2.95 per diluted share. The projected earnings per share results for 2002 assume the completion of the Mid Town Bancorp acquisition in the fourth quarter of 2001. The earnings per share estimate is also based on the provisions of SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and other Intangible Assets," which were issued in July 2001. Under these accounting pronouncements, goodwill is not amortized through the income statement. Instead, a periodic assessment of the goodwill is required to be made to determine if any impairment writedown is required.

The Company's 2002 projections assume a favorable interest rate environment in 2002, which is expected to result in an increase in the interest rate spread and a corresponding improvement in both the net interest margin and overall net interest income next year. The Company indicated it was looking for its real estate development operation to contribute $10.0-$12.0 million in pre-tax earnings next year and also to report continued strong growth in fee income. The projections also assume housing and mortgage activity in the Bank's markets will remain strong and credit quality remains good.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 27 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates, deteriorating economic conditions which could result in increased delinquencies in the Company's or Mid Town's loan portfolio, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's or Mid Town Bancorp's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, higher than anticipated costs, or lower than anticipated revenues, associated with the Mid Town Bancorp acquisition or the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                              THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                SEPTEMBER 30,                   SEPTEMBER 30,
                                                            -----------------------        -----------------------
                                                              2001           2000            2001           2000
                                                            -------         -------        --------       --------
                                                                  (UNAUDITED)                    (UNAUDITED)

Interest income.....................................         $85,301        $88,310       $262,355       $253,032
Interest expense....................................          53,010         56,475        165,715        158,593
                                                             -------        -------       --------       --------
   Net interest income..............................          32,291         31,835         96,640         94,439
Provision for loan losses...........................              --            500             --          1,100
                                                             -------        -------       --------       --------
   Net interest income after provision for loan
      losses........................................          32,291         31,335         96,640         93,339
Non-interest income:
   Gain (loss) on sale of:
      Loans receivable held for sale................           2,678            272          5,275            476
      Mortgage-backed securities....................              (2)            --             (2)          (700)
      Investment securities.........................             264              4            824            137
      Foreclosed real estate........................              30            (27)           352            177
      Mortgage loan servicing rights................              --          4,337             --          4,337
  Income from real estate operations................             799          2,625          5,469          7,801
  Deposit account service charges...................           4,230          3,439         11,763          9,109
  Loan servicing fee income ........................             118            365              7          1,394
  Impairment of mortgage servicing rights...........            (539)            --           (754)            --
  Brokerage commissions.............................             512            586          1,694          1,740
  Other.............................................           2,002          1,585          5,824          4,292
                                                             -------        -------       --------       --------
      Total non-interest income.....................          10,092         13,186         30,452         28,763
Non-interest expense:
  Compensation and benefits.........................          12,173         10,408         35,218         30,665
  Office occupancy and equipment....................           2,169          2,071          6,603          5,976
  Federal deposit insurance premiums................             155            153            457            449
  Data processing...................................             788            784          2,298          2,236
  Advertising and promotion.........................           1,051            830          3,398          2,720
  Amortization of goodwill..........................             812            812          2,434          2,307
  Amortization of core deposit intangibles..........             318            355            977          1,004
  Other.............................................           3,268          3,025          9,544          8,764
                                                             -------        -------       --------       --------
      Total non-interest expense....................          20,734         18,438         60,929         54,121
                                                             -------        -------       --------       --------
      Income before income taxes....................          21,649         26,083         66,163         67,981
Income taxes........................................           8,002          9,570         24,558         24,688
                                                             -------        -------       --------       --------
      Net income....................................         $13,647        $16,513       $ 41,605       $ 43,293
                                                             =======        =======       ========       ========
Basic earnings per share............................         $   .61        $   .71       $   1.83       $   1.85
                                                             =======        =======       ========       ========
Diluted earnings per share..........................             .59            .71           1.79           1.83
                                                             =======        =======       ========       ========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


                                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                                       2001             2000
                                                                                  --------------   -------------
                                                                                    (UNAUDITED)
ASSETS
------

Cash and due from banks.......................................................    $     93,699     $     77,860
Interest-bearing deposits.....................................................          22,542           53,392
Federal funds sold............................................................          53,152          139,268
Investment securities, at cost (fair value of $13,290 at December 31, 2000)...              --           12,633
Investment securities available for sale, at fair value.......................         357,285          174,494
Stock in Federal Home Loan Bank of Chicago, at cost...........................         119,527           84,775
Mortgage-backed securities, at amortized cost
   (fair value of  $79,137 at December 31, 2000...............................              --           80,301
Mortgage-backed securities available for sale, at fair value..................         147,209           24,084
Loans receivable held for sale................................................         108,931           41,074
Loans receivable, net of allowance for losses of $18,210 and $18,258..........       4,101,878        4,287,040
Accrued interest receivable...................................................          28,659           27,888
Foreclosed real estate........................................................           1,365            1,808
Real estate held for development or sale......................................          12,795           12,718
Premises and equipment, net...................................................          52,271           48,904
Other assets..................................................................          68,814           60,485
Intangible assets, net of accumulated amortization of $18,441 and $15,030.....          65,453           68,864
                                                                                    ----------       ----------
                                                                                    $5,233,580       $5,195,588
                                                                                    ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
   Deposits...................................................................       3,205,150        2,974,213
   Borrowed funds.............................................................       1,510,900        1,728,900
   Advances by borrowers for taxes and insurance..............................          35,450           38,354
   Accrued expenses and other liabilities.....................................          73,905           66,392
                                                                                    ----------       ----------
      Total liabilities.......................................................       4,825,405        4,807,859
                                                                                    ==========       ==========
Stockholders' equity:
   Preferred stock, $.01 par value; authorized
      5,000,000 shares; none outstanding......................................              --               --
   Common stock, $.01 par value;
      80,000,000 shares authorized; 25,420,650 shares issued;
      22,481,364 and 23,110,022 shares outstanding............................             254              254
   Additional paid-in capital.................................................         198,201          198,068
   Retained earnings, substantially restricted................................         271,589          237,867
   Stock in Gain Deferral Plan; 223,453 shares................................             511              511
   Accumulated other comprehensive income, net of tax.........................           5,064            1,435
Treasury stock, at cost; 3,162,739 and 2,534,081 shares.......................         (67,444)         (50,406)
                                                                                    ----------       ----------
      Total stockholders' equity..............................................         408,175          387,729
                                                                                    ----------       ----------
                                                                                    $5,233,580       $5,195,588
                                                                                    ==========       ==========

                                       6

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                       (In thousands, except share data)

                                                                SEPTEMBER 30,     DECEMBER 31,     SEPTEMBER 30,
                                                                     2001             2000              2000
                                                              ----------------  ---------------   --------------
Book value per share......................................    $        18.16    $        16.78   $        16.19
Tangible book value per share.............................             15.24             13.80            13.16
Stockholders' equity to total assets......................              7.80%             7.46%            7.37%
Tangible capital ratio (Bank only)........................              6.56              6.32             6.19
Core capital ratio (Bank only)............................              6.56              6.32             6.19
Risk-based capital ratio (Bank only)......................             11.94             11.98            11.83
Common shares outstanding:
   Actual.................................................        22,481,364        23,110,022       23,094,170
   Basic (weighted average)...............................        22,510,714        22,097,972       23,121,187
   Diluted (weighted average).............................        23,057,391        23,455,319       23,418,559

Non-performing loans......................................     $      17,745     $      16,709    $      15,974
Non-performing assets.....................................            19,110            18,517           17,295
Allowance for loan losses.................................            18,210            18,258           18,167
Non-performing loans to total loans.......................               .43%              .39%             .38%
Non-performing assets to total assets.....................               .37               .36              .34
Allowance for loan losses to total loans..................               .44               .42              .43
Mortgage loans serviced for others........................     $   1,271,475     $     785,350     $    686,419


                                                         THREE MONTHS ENDED               NINE MONTHS ENDED
                                                           SEPTEMBER 30,                    SEPTEMBER 30,
                                                     --------------------------      ---------------------------
                                                        2001            2000            2001             2000
                                                     ---------       ----------      ----------       ----------
Average balance data:
   Total assets................................      $5,195,162      $5,013,319      $5,179,550       $4,882,945
   Loans receivable............................       4,235,471       4,256,770       4,315,726        4,108,961
   Interest-earning assets.....................       4,961,962       4,782,223       4,950,603        4,653,324
   Deposits....................................       2,984,951       2,748,745       2,913,183        2,677,682
   Interest-bearing liabilities................       4,529,166       4,417,146       4,527,079        4,305,975
   Stockholders' equity........................         401,382         365,368         394,501          357,422
Performance ratios (annualized):
   Return on average assets....................            1.05%           1.32%           1.07%            1.18%
   Return on average equity....................           13.60           18.08           14.06            16.15
   Average yield on interest-earning assets....            6.88            7.38            7.07             7.25
   Average cost of interest-bearing liabilities            4.64            5.07            4.90             4.91
   Interest rate spread........................            2.24            2.31            2.17             2.34
   Net interest margin.........................            2.61            2.67            2.61             2.71
   Average interest-earning assets to average
   interest-bearing liabilities................          109.56          108.26          109.36           108.07
   Non-interest expense to average assets......            1.60            1.47            1.57             1.48
   Non-interest expense to average assets
   and loans serviced for others...............            1.30            1.18            1.32             1.18
   Efficiency ratio............................           49.22           40.96           48.25            43.73
Loan originations and purchases................     $   610,914     $   386,098      $1,819,749       $1,122,327
Loans and mortgage-backed securities sold......         236,580          98,564         736,371          208,048
Cash dividends declared per share..............             .12             .10             .34              .29

                                       7